LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of January 26, 2022 by and between WILDERMUTH FUND, a Delaware statutory trust (“Borrower”), and RENASANT BANK (“Lender”).

WITNESSETH:

WHEREAS, Borrower has requested that Lender make certain Loan (as defined in Section 7.01 below) to Borrower; and

WHEREAS, Lender is willing to make such Loan to Borrower on the terms and subject to the conditions and requirements set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

LOAN FACILITY OR FACILITIES

Section 1.01. Loan; Use of Proceeds.

(a)        Subject to the terms and conditions of this Agreement, Lender agrees to make the following Loan to Borrower: $6,000,000.00 loan for the purpose of providing interim funding for share redemptions and other short-term working capital needs that are undertaken to further the Borrower’s investment strategy as provided in its offering documents.

(b)         The proceeds of each Loan shall be used solely as provided above.

(c)         Borrower’s obligation to pay to Lender the principal of and interest on the Loan shall be evidenced by the records of Lender and by the Note of even date herewith evidencing the Loan. The Loan shall bear interest at the rate or rates per annum specified in the Note evidencing the Loan and such interest shall be calculated in the manner specified in such Note. The principal of and accrued interest on the Loan shall be payable as provided in the Note.

(d)         As a specific condition precedent to the disbursement of the Loan, Lender shall receive a first-priority and fully-perfected security interest in or other Lien on the Collateral, which security interest or Lien shall be evidenced by and shall be subject to the terms and conditions of the Security Documents, and Borrower shall authorize the filing of such financing statements or fixture filings and execute (or cause to be executed) any and all certificate of title applications or other documents as Lender may request in order to perfect or maintain the perfection and priority of its security interest in or other Lien on the Collateral.

ARTICLE II

GENERAL CREDIT TERMS

Section 2.01.  Credit Expiration Dates; Extensions. Lender’s obligations hereunder to advance the Loan under any Credit Facility provided hereunder shall expire on the applicable Expiration Date for such Credit Facility. If requested to do so by Borrower, Lender may, in its sole discretion, grant one or more extensions of such date, and, in the event any such extension is requested by Borrower and granted by Lender in its sole discretion, Lender shall issue to Borrower a written notification of such extension.

Section 2.02.  Fees. In consideration of Lender’s entering into this Agreement and making the Credit Facility available to Borrower, Borrower agrees to pay to Lender the following fee or fees:

(a)       On the date of this Agreement, Borrower shall pay Lender a closing fee for the Loan in the amount of 0.50% of the principal amount of such Loan, which fee shall be due and payable on the date of such initial advance and which fee shall be deemed fully earned when due and non-refundable when paid.

Section 2.03.  Payments.

            (a)        Except as may be otherwise specifically provided herein, all payments by Borrower with respect to the Loan or any other Obligations under this Agreement or any of the other Loan Documents shall be made without defense, set-off or counterclaim to Lender on the date when due and shall be made in lawful money of the United States of America in immediately available funds. Any payment received by Lender on a non-Business Day shall be deemed received by Lender at the opening of its business on the next Business Day. All computation of interest or fees due hereunder or under any of the other Loan Documents shall be made on the basis of a year of 360 days and the actual number of days elapsed. The Loan may be prepaid in whole or in part in accordance with the terms and conditions of this Agreement and the Note evidencing the same.

            (b)        Lender is authorized to, and at its sole election may, charge to the Loan balance on behalf of Borrower and cause to be paid all fees, expenses, charges, costs (including premiums for insurance required by Section 5.04 hereof) and interest and principal, other than principal of the Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due. At Lender’s option and to the extent permitted by law, any charges so made shall constitute part of the Loan hereunder.

Section 2.04. Collateral and Guaranties. The Obligations shall be secured pursuant to any or all Security Documents. Borrower also shall execute or deliver (or cause to be executed and delivered) any and all financing statements and such other documents as Lender may reasonably request from time to time in order to perfect or maintain the perfection and priority of Lender’s Liens under such Security Documents.

Section 2.05. Loan Account. Lender shall open and maintain on its books one or more loan accounts in the name of Borrower, and such loan account or accounts shall show as debits thereto Lender’s Loan made to Borrower under this Agreement and as credits thereto all payments received by Lender and applied thereto so that the balance of the loan account or accounts of Borrower with Lender at all times shall reflect the principal amount of the Loan then outstanding from Lender to Borrower. The entries made in the aforesaid loan account or accounts shall be prima facie evidence, in the absence of manifest error, of the existence and amounts of the Obligations of Borrower therein recorded and any payments thereon. Lender will account to Borrower from time to time with periodic statements of borrowings, charges and payments made pursuant to this Agreement and the other Loan Documents, and each such account rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing within thirty (30) days after the date such account is so rendered that Borrower disputes any item thereof (but any such notice by Borrower shall be deemed an objection only to those items specifically set forth in such notice). Failure by Lender to render any such account shall in no way affect Lender’s rights hereunder or under any of the other Loan Documents.

Section 2.06. Agreements Regarding Interest and Other Charges. Borrower and Lender hereby agree that the only charges imposed or to be imposed by Lender upon Borrower for the use of money in connection with the Loan is and will be the interest required to be paid under the provisions of this Agreement as well as the related provisions of the Note. In no event shall the amount of interest due and payable under this Agreement, the Note or any of the other Loan Documents exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is made by Borrower or any other Loan Party or received by Lender, such excess sum shall be credited as a payment of principal. It is the express intent hereof that Borrower not pay and Lender not receive, directly or indirectly or in any manner, interest in excess of that which may be lawfully paid under applicable law. All interest and other charges, fees or other amounts deemed to be interest which are paid or agreed to be paid to Lender under this Agreement, the Note or any of the other Loan Documents shall, to the maximum extent permitted by applicable law, be amortized, allocated and spread on a pro rata basis throughout the entire actual term of the Loan (including any extension or renewal period).

ARTICLE III

CONDITIONS PRECEDENT TO LOAN

The obligation (if any) of Lender to make the Loan to Borrower hereunder shall be subject to the satisfaction of the following conditions precedent:

Section 3.01. Conditions Precedent to Initial Loan. At the time of the initial Loan under this Agreement, and subject to such exceptions as may be granted by Lender in writing in its sole discretion, Lender shall have received the following (all documents to be in form and substance satisfactory to Lender):

            (a)        this Agreement and the Note duly completed and executed;

            (b)        the duly completed and executed Security Documents;

            (c)        satisfactory evidence of the recording of such Uniform Commercial Code financing statements and other documents in such filing offices as Lender may deem necessary or appropriate to perfect or maintain the perfection of Lender’s Liens under the aforesaid Security Documents as well as written reports of examinations of the public records of such filing offices as Lender may deem necessary or appropriate indicating that there are no other Liens of record covering any of the Collateral covered by such Security Documents (except Permitted Liens);

            (d)        closing and secretary certificates of Borrower and any other Loan Party requested by Lender, duly executed and appropriately completed;

            (e)        if requested by Lender, an opinion of counsel for the Loan Parties addressed to Lender and covering such matters as Lender may deem appropriate;

            (f)         a copy of the Certificate or Articles of Incorporation (or other comparable charter instrument) of each of the Loan Parties which is a corporation (certified as of a recent date by the Secretary of State or other appropriate official of the state of such Loan Party’s incorporation), together with current good standing certificates or certificates of existence for each of the Loan Parties issued as of a recent date by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of incorporation and of such other jurisdictions where such Loan Party presently is qualified (or would be required to be qualified by the operation of its business or the ownership of its assets) to do business as a foreign corporation (subject to such exceptions as may be acceptable to Lender in its sole discretion);

            (g)        copies of all documents and instruments, including all consents, authorizations and filings, required under any Requirement of Law or by any Contractual Obligation of any of the Loan Parties, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be reasonably satisfactory in form and substance to Lender and shall be in full force and effect and all applicable waiting periods shall have expired;

             (h)       all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Loan Documents shall be reasonably satisfactory in form and substance to Lender;

            (i)         evidence of insurance coverage satisfactory to Lender;

            (j)         the Securities Account Control Agreement relative to Account                     maintained with UMB Bank N.A. (the “Account”); and

            (k)        such other documents, certificates, approvals or filings as Lender may reasonably request.

Section 3.02. Conditions Precedent to Loan. At the time of (and after giving effect to) the making of the Loan under this Agreement, the following conditions shall have been satisfied or shall exist:

            (a)       there shall then exist no Default or Event of Default and none would result after giving effect to the requested Loan;

            (b)        all representations and warranties by Borrower or the other Loan Parties contained herein or in the other Loan Documents (other than those representations and warranties which are, by their terms, expressly limited to the date made or given) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan;

            (c)        since the date of the most recent annual financial statements described in Section 4.02 or received pursuant to Section 5.01, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

            (d)        there shall be no action or proceeding instituted or pending before any court or other governmental authority or, to the knowledge of Borrower, threatened (i) which has had or reasonably could be expected to have a Material Adverse Effect or (ii) seeking to prohibit or restrict any Loan Party’s entering into or performing under this Agreement or any of the other Loan Documents or calling into question the validity or enforceability of this Agreement or any other Loan Document; and

             (e)       the Loan and the use of proceeds thereof shall not contravene, violate or conflict with, or involve any Loan Party or Lender in a violation of, any law, rule, injunction, regulation or determination of any court of law or other governmental authority.

The request for the Loan and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower to Lender, as of the date of the Loan, that all of the conditions specified in this Article have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender, in each case on the date of this Agreement and on the date that the Loan is advanced by Lender, as follows:

Section 4.01. Organization; Subsidiaries; Authorization; Valid and Binding Obligations. Borrower is a corporation, partnership, limited liability company or trust duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) shown above. Each other Loan Party is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized (as the case may be). Each of the Loan Parties is duly qualified as a foreign corporation, partnership or limited liability company and in good standing in each jurisdiction where the ownership of property or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has all requisite power and authority to execute and deliver the Loan Documents to which it is a party, to perform its obligations under such Loan Documents and to own its respective property and carry on its respective business. The Loan Documents to which each Loan Party is a party have been duly authorized by all requisite corporate, partnership, company or other action on the part of such Loan Party and duly executed and delivered by authorized officers, partners, managers or other representatives (as the case may be) of such Loan Party. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary or advisable in connection with the execution and delivery of the Loan Documents, consummation of the transactions therein contemplated or performance of or compliance with the terms and conditions thereof. Each of the Loan Documents to which each Loan Party is a party constitutes a valid obligation of such Loan Party, legally binding upon and enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.02. Financial Statements. All of the financial statements for any or all of the Loan Parties provided to Lender fairly present the financial condition of such Loan Parties as at the dates thereof and the results of their operations for the periods covered thereby in conformity with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments). Since the date of the most recent annual financial statements for Borrower presented to Lender, no event has occurred that could reasonably be expected to have a Material Adverse Effect.

Section 4.03. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Borrower, threatened against any of the Loan Parties, or any properties or rights of any of the Loan Parties, by or before any court, arbitrator or administrative or governmental body which has had or could reasonably be expected to result in any Material Adverse Effect.

Section 4.04. Title to Properties. Each of the Loan Parties has good and marketable title to all of its respective properties and assets (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens granted under the Security Documents or Permitted Liens.

Section 4.05. Taxes. Each of the Loan Parties has filed all federal, state and other income tax returns which, to the knowledge of Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes which are not due or are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP as required below.

Section 4.06. Conflicting Agreements and Other Matters. Neither the execution nor delivery of this Agreement, nor fulfillment of or compliance with the terms and provisions of this Agreement, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (other than any Lien arising under any Loan Document) upon any of the properties or assets of any Loan Party, pursuant to the charter or by-laws of any Loan Party, any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which any Loan Party or any of its property is subject.

Section 4.07. ERISA.

(a)        Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and its terms, including the timely filing of all reports required under the Code or ERISA. Neither any Loan Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502 (i) of ERISA and Section 4975 of the Code.

(b)        Except as may have been expressly disclosed in writing by Borrower to Lender prior to the date of this Agreement: (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Loan Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any material liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Loan Party or any ERISA Affiliate (determined at any time within the last five years) with material Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or ERISA Affiliate (determined at such time).

Section 4.08. Governmental Consent. Except for any recording or filing which may be required by applicable law to perfect or maintain the perfection of Lender’s Liens in the Collateral, no consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by any Loan Party of the Loan Documents executed by such Person or the consummation of any of the transactions contemplated by the Loan Documents.

Section 4.09. Compliance with Laws and Regulations. Each of the Loan Parties complies with all federal, state, local and other laws, ordinances and other governmental rules or regulations to which any of them is subject, including Environmental Laws and laws and regulations relating to equal employment opportunity and employee safety and each Loan Party will promptly comply with all such laws and regulations which may be legally imposed on such Loan Party in the future, except where the failure to so comply has not had or could not reasonably be expected to have a Material Adverse Effect.

Section 4.10. Possession of Licenses, Leases, Franchises, Etc. Each Loan Party possesses any and all licenses, leases, franchises, certificates, permits and other authorizations from any governmental or regulatory authorities or from any other Person that are necessary in any material respect for the ownership, maintenance and operation of their respective properties and assets, and none of the Loan Parties is in violation of any thereof in any material respect.

Section 4.11. Margin Regulations and Investment Company Act, Etc. To the extent that margin transactions are a Permitted Lien hereunder, any such transactions shall comply with any applicable Margin Regulations.

Section 4.12. Labor Matters. Except as may have been expressly disclosed in writing to Lender by Borrower prior to the date of this Agreement, none of the Loan Parties has experienced any strike, labor dispute, slow down or work stoppage due to labor disagreements, and, to the knowledge of Borrower, there is no strike, dispute, slow down or work stoppage threatened against any Loan Party. There are no claims or lawsuits which have been asserted or instituted against any Loan Party on the basis that it did not perform in respect of any undertakings made towards its employees or their representatives and no basis for such claims or lawsuits exists. Each Loan Party has acted in all material respects in accordance with any agreements entered into with representatives of its employees relating to their relations with and obligations towards their employees.

Section 4.13. Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to Lender by or on behalf of Borrower or any other Loan Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not materially misleading. There is no fact peculiar to Borrower or any of the other Loan Parties which could reasonably be expected to have a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to Lender by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.

Section 4.14. Insurance. Each of the Loan Parties maintains insurance with respect to its respective properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies engaged in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. Each of the Loan Parties has paid all insurance premiums due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect.

Section 4.15. Solvency. Both before and after giving effect to (a) each advance of the Loan, (b) the disbursement of the proceeds of each such advance pursuant to the instructions of Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent.

Section 4.16. Patriot Act. Each Loan Party is in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001). No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.17. OFAC. No Loan Party (a) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)); (b) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2; or (c) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

Section 4.18. Reaffirmation. The request for a Loan made by Borrower hereunder shall constitute (i) an automatic representation and warranty by Borrower to Lender that there does not exist any Default or Event of Default as of the date of such request as well as after giving effect to such Loan and (ii) a reaffirmation as of the date of said request as well as after giving effect to such Loan of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents except as to those changes (if any) otherwise consented to in writing by Lender or contemplated herein.

Section 4.19. Survival of Representations and Warranties. Borrower further covenants, warrants and represents to Lender that all representations and warranties of each Loan Party contained in any of the Loan Documents shall be true at the time of such Loan Party’s execution of such Loan Document as well as of the date of each advance of any Loan, and such representations and warranties shall survive the execution, delivery and acceptance of the Loan Documents by Lender, Borrower and the other Loan Parties and the making of each advance of any Loan.

ARTICLE V

COVENANTS

For so long as this Agreement is in effect, and unless Lender expressly consents in writing to the contrary, Borrower covenants and agrees to comply (and cause each of the other Loan Parties to comply) with the following covenants:

Section 5.01. Financial Statements and Notices. Borrower shall promptly deliver to Lender: (a) annual audited financial statements due within one hundred eighty (180) days of fiscal year end; (b) quarterly interim financial statements; (c) monthly borrowing base certificate on Lender’s approved form showing the current value of the securities pledged for the Loan; (d) promptly upon obtaining knowledge of any Default or Event of Default, an Officer’s Certificate specifying the nature and period of existence thereof and what action Borrower proposes to take with respect thereto; (e) immediately upon becoming aware that the holder of any evidence of Indebtedness of any Loan Party has given notice or taken any other action with respect to a claimed default or event of default with respect to such Indebtedness or event which, with the giving of notice or passage of time, or both, would constitute a default with respect to such Indebtedness, an Officer’s Certificate specifying the notice given or action taken by such holder and the nature of the claimed default or event of default and what action such Loan Party is taking or proposes to take with respect thereto, provided that in each and every case noted above the aggregate outstanding principal balance of the Indebtedness involved (or all such Indebtedness combined) must equal or exceed $100,000; (f) promptly after (1) the occurrence thereof, notice of the institution by any Person, of any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Loan Party, or any material property of any Loan Party, in which the amount in controversy is stated to be more than $100,000 individually or in the aggregate or, where no amount in controversy is stated, which might, if adversely determined, have a Material Adverse Effect or (2) the receipt of actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration, each such notice under this subsection is to specify, if known, the amount of damages being claimed or other relief being sought, the nature of the claim, the Person instituting the action, suit, proceeding, investigation or arbitration, and any other significant features of the claim; (g) at such intervals as Lender may request, one or more collateral reports, as Lender may require; and (h) with reasonable promptness, such other information relating to the operations, management, business, properties or financial condition of any Loan Party or any Plan as Lender may reasonably request in writing from time to time.

Section 5.02. Inspection of Property. The Borrower will permit the Lender to visit and inspect any of the offices, facilities or properties of such Loan Party upon advance written notice to the Borrower, to examine the corporate books and records of such Loan Party and such other documents as Lender may reasonably request and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of any of such corporations with the officers of such Loan Party and with such Loan Party’s independent public accountants, all at such reasonable times and as often as Lender may reasonably request.

Section 5.03. Books and Records. Each of Borrower and the other Loan Parties shall keep its books, records and accounts in accordance with GAAP and practices applied on a basis consistent with preceding years.

Section 5.04. Maintenance of Insurance. Each of Borrower and the other Loan Parties shall maintain with financially sound and reputable insurers reasonably acceptable to Lender, insurance with respect to its properties and business against such casualties and contingencies (including worker’s compensation and public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

Section 5.05. Maintenance of Corporate Existence, Properties, Licenses, Etc. Except to the extent otherwise permitted hereby, each of Borrower and the other Loan Parties will do or cause or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the corporate, partnership or other legal existence of such Loan Party and the patents, trademarks, service marks, trade names, service names, copyrights, licenses, leases, permits, franchises and other rights, that continue to be useful in some material respect to the business of such Loan Party, and at all times maintain, preserve and protect all licenses, leases, permits, franchises and other rights that continue to be useful in some material respect to the business of such Loan Party, and preserve all the remainder of its property useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.06. Payment of Taxes and Claims. Each of Borrower and the other Loan Parties will pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed or upon any part thereof, before the same shall become in default as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien or charge upon such properties or any part thereof, provided that no Loan Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be timely contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested; and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any property of such Loan Party shall be seized or sold in satisfaction thereof.

Section 5.07. Type of Business. Borrower will remain, and will cause each direct or indirect Subsidiary of Borrower to be and remain, substantially in the same businesses in which Borrower or such Subsidiary is engaged as of the date of this Agreement or in such other types of business which are reasonably related or incidental thereto.

Section 5.08. Compliance with Laws, Contracts, Etc. Each of Borrower and the other Loan Parties shall comply in all material respects, with all Requirements of Law and Contractual Obligations applicable to or binding on any of them, except where the failure to so comply has not had or could not be reasonably expected to have a Material Adverse Effect.

Section 5.09. Further Assurances. Borrower agrees it shall, and shall cause each other Loan Party to, at its or such other Loan Party’s expense and upon the reasonable request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and each other Loan Document.

Section 5.10. Use of Proceeds. Borrower shall not use the proceeds of the Loan for any purpose other than as and to the extent permitted by the applicable provisions of Article I hereof.

Section 5.11. Intentionally Deleted.

Section 5.12. Financial Covenants. Borrower shall comply with each and every of the following financial covenant or covenants:

            (a)        Borrower shall not change its fiscal year from March 31.

            (b)        The maximum advance rate under the Note will be thirty percent (30%) of the Borrower’s net asset value.

            (c)        The Loan balance must be paid to zero ($0.00) for thirty (30) consecutive days during the term of the Loan.

Section 5.13. Non-Recourse Provision. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Lender hereby agrees for the benefit of each and every trustee, director, and officer of, and each record and beneficial owner of any outstanding shares of Borrower (each a “Non-Recourse Person”) that (i) no Non-Recourse Person shall have any personal liability for any obligation of any Loan Paty under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (ii) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loan or for any fees, expenses or other amounts payable by such Borrower hereunder or thereunder.

5.14 Confidential Information. Lender agrees to use reasonable precautions to keep confidential, in accordance with Lender’s customary procedures for handling confidential information of the same nature, all non-public information supplied by such Borrower pursuant to the Loan Documents which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to Lender, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by Lender within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of Persons who need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which Lender is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of the Loan Documents, (B) becomes available to Lender on a non-confidential basis from a source other than such Borrower, or (C) was available to Lender on a non-confidential basis prior to its disclosure to Lender by Borrower; and (vii) to the extent such Borrower shall have consented to such disclosure in writing. Lender acknowledges that Information furnished to it pursuant to the Loan Documents may include material non-public information concerning such Borrower or such Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict Lender from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, Lender to disclose to such Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, Lender to inform such Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

            (a)        Failure by Borrower to pay any of the Obligations (whether principal, interest, fees or other amounts) when and as the same become due and payable (whether at maturity, on demand or otherwise); or

            (b)        If any Loan Party (i) applies for or consent to the appointment of or the taking of possession by a receiver, custodian, trustee or liquidator of such Loan Party or of all or a substantial part of the property of such Loan Party, (ii) admits in writing the inability of such Loan Party, or be generally unable, to pay the debts of such Loan Party as such debts become due, (iii) makes a general assignment for the benefit of the creditors of such Loan Party, (iv) commences a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (vi) fails to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against such Loan Party in an involuntary case under the Bankruptcy Code, or (vii) takes any action for the purpose of effecting any of the foregoing; or

             (c)       If a proceeding or case is commenced, without the application or consent of any Loan Party, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of debts of such Loan Party, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Loan Party or of all or any substantial part of the assets of such Loan Party, or (iii) similar relief in respect of such Loan Party under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition and adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue in effect, for a period of sixty (60) days from commencement of such proceeding or case or the date of such order, judgment or decree, or any order for relief against such Loan Party shall be entered in an involuntary case or proceeding under the Bankruptcy Code; or

            (d)        If any representation or warranty made by Borrower herein or by any Loan Party in any of the other Loan Documents is false or misleading in any material respect on the date as of which made (or deemed made); or

            (e)        If any default occurs in the performance or observance of any term, condition or provision contained in Section 5.01, Section 5.10, Section 5.11 or Section 5.12 of this Agreement; or

            (f)        If any default occurs in the performance or observance of any term, condition or provision contained in this Agreement and not referred to in Sections 6.01(a) through (e) above, which default continues for thirty (30) days after the earlier of the date Borrower acquires knowledge thereof or Lender gives Borrower written notice thereof; or

            (g)        If any material provision of this Agreement or any other Loan Document at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or any other Loan Party which executed it, or the validity, enforceability or priority thereof shall be contested by Borrower or any other Loan Party, or Borrower or any other Loan Party shall terminate or repudiate (or attempt to terminate or repudiate) any Loan Document executed by it; or

            (h)        the occurrence of an Event of Default under (and after giving effect to any notice and/or cure rights expressly provided in) any of the other Loan Documents; or

            (i)         default in the payment of principal of or interest on any other Indebtedness of any Loan Party or default in the performance of any other agreement, term or condition contained in any indenture or agreement under which any such Indebtedness is created, guaranteed or secured if the effect of such default is to entitle the holder thereof to then cause such Indebtedness to become due prior to its stated maturity; provided that in each and every case noted above the aggregate then outstanding principal balance of the Indebtedness involved (or all such Indebtedness combined) must equal or exceed $100,000; or

            (j)         default in the payment of principal of or interest on any Indebtedness of any Loan Party to Lender or any Affiliate of Lender (other than any of the Obligations) or default in the performance of any other agreement, term or condition contained in any agreement under which any such Indebtedness is created, guaranteed or secured if the effect of such default is to entitle Lender or its Affiliate to then cause such Indebtedness to become due prior to its stated maturity (the parties intend that a default may constitute an Event of Default under this Section 6.01 (j) even if such default would not constitute an Event of Default under Section 6.01 (i) immediately above); or

            (k)        a judgment or order for the payment of money in excess of $500,000.00 or otherwise having a Material Adverse Effect shall be rendered against any Loan Party and such judgment or order shall not be released, vacated, stayed or fully bonded-off within thirty (30) days after the date of its issue or entry; or

            (l)         the death of any Loan Party; or

            (m)       any material change in the executive management or the control of Borrower; or

            (n)        an ERISA Event shall occur which Lender determines in good faith constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be so terminated or any such trustee shall be so requested or appointed, or if Borrower or any of the other Loan Parties is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Loan Party’s complete or partial withdrawal from such Plan; or

            (o)        any default under the Securities Account Control Agreement.

Section 6.02. Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may, in its sole discretion, exercise one or more of the following remedies:

            (a)        by written notice to Borrower, terminate Lender’s remaining commitment (if any) hereunder to make any further advances under the Loan to Borrower, whereupon any such commitment shall terminate immediately and any remaining accrued but unpaid commitment fees shall become forthwith due and payable by Borrower to Lender without any other notice or demand of any kind; and

            (b)        by written notice to Borrower, declare the principal of and any accrued interest on the Note and all other Obligations, to be, and whereupon the same shall become, immediately due and payable, and the same shall thereupon become due and payable without further demand, presentment, protest or notice of any kind, all of which are hereby expressly waived by Borrower; and

            (c)        without prior notice to Borrower, hold and set off against any or all Obligations as may be then due and owing as Lender may elect any balance or amount to the credit of Borrower in any deposit, reserve or other account of any nature whatsoever maintained by or on behalf of Borrower with Lender at any of its offices, regardless of whether such account is general or special; and

            (d)        exercise all or any of its rights and remedies as it may otherwise have under any of the other Loan Documents or any applicable law;

provided, however, that upon the occurrence of an Event of Default specified in Section 6.01(b) or Section 6.01(c) above (each, a “Bankruptcy Event of Default”), the result which would occur upon the giving of notice pursuant to Section 6.02(a) and (b) shall occur automatically without the giving of any such notice. No failure or delay on the part of Lender to exercise any right or remedy hereunder or under the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder or under the Loan Documents. No exercise by Lender of any remedy under the other Loan Documents shall operate as a limitation on any rights or remedies of Lender under this Agreement, except to the extent of moneys actually received by Lender under the other Loan Documents.

Section 6.03. Notice and Cure Period for Non-Monetary Default. Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents, including, without limitation, the Note and any and all Security Documents, prior to any event being a default or Event of Default under this Agreement or any of the other said Loan Documents, Lender, or any successor holder of the Note, shall give written notice to Borrower of a non-monetary default, and Borrower shall have a period of thirty (30) days thereafter to cure such non-monetary default. In the event a non-monetary default is of a nature which is incapable of being cured within said thirty (30) day cure period, Borrower shall have a reasonable additional period to cure same provided that Borrower continuously prosecutes the curing action with diligence, and further provided that such additional period to cure shall not exceed sixty (60) days in the aggregate.

ARTICLE VII

DEFINITIONS; CONSTRUCTION

Section 7.01. Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings as set forth below:

“Account Debtor” shall mean any Person who is or may become obligated under or on account of an Account.

“Accounts” shall mean, with respect to any Loan Party, all accounts, chattel paper (including electronic chattel paper), instruments and general intangibles (including payment intangibles) of such Loan Party, whether now owned or hereafter created or acquired by such Loan Party or in which such Loan Party now has or hereafter acquires any interest, including (a) all accounts receivable, other receivables, book debts and other forms of obligations, (b) all of such Loan Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of such Loan Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to such Loan Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Loan Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party), (e) all health-care-insurance receivables, and (f) all collateral security, letter-of-credit rights or supporting obligations of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

“Affiliate” of any Person shall mean (i) any officer, director or employee of such Person and (ii) any other Person directly or indirectly controlling, controlled by or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning give such term in the Preamble to this Agreement and shall refer to this Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code (11 U.S.C.§§ 101 et seq.), as amended from time to time.

“Bankruptcy Event of Default” shall have the meaning given such term in Section 6.02.

“Borrower” shall have the meaning given such term in the preamble to this Agreement and shall include such Person’s legal representatives (in their professional capacity as legal representatives of the Borrow and not in their personal capacity), successors and permitted assigns.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Atlanta, Georgia.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean (a) any and all of the property which is pledged or collaterally assigned to Lender or in which Lender is otherwise granted a Lien to secure the Obligations pursuant to any and all of the Security Documents, and (b) any and all cash and non-cash proceeds of the foregoing.

“Contractual Obligation” of any Person shall mean any provision of any written agreement, instrument, security or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Facility” shall mean each credit facility provided by Lender to Borrower under Article I of this Agreement, and the term “Credit Facilities” shall mean all of such credit facilities.

“Default” shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

“Environmental Laws” shall mean all federal, state, local and foreign laws, rules and regulations relating to pollution or protection of the environment, natural resources and human health, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) with respect to a Title IV Plan, any event described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) with respect to a Title IV Plan, the existence of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) whether or not waived, or the failure to make by its due date a required installment under Section 412(m) of the Code or the failure to make any required contribution to a Multiemployer Plan; (g) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to a Title IV Plan; (h) the making of any amendment to any Title IV Plan which could result in the imposition of a lien or the posting of a bond or other security; (i) with respect to a Title IV Plan, an event described in Section 4062(e) of ERISA; (j) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (k) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (1) the loss of a Qualified Plan’s qualification or tax exempt status; or (m) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” shall have the meaning provided in Article VI hereof.

“Expiration Date” shall mean, with respect to each Credit Facility provided by Lender hereunder, the date provided herein on which such Credit Facility shall expire.

“GAAP” shall mean, as in effect from time to time, United States generally accepted accounting principles (which the parties acknowledge and agree shall include the requirement that such principles be consistently applied).

“Governmental Authority” shall mean the United States or any State, county, city or political subdivision thereof, and any board, bureau, council, commission, department, agency, court, legislative body or other instrumentality of the United States or any State, or any county, city or political subdivision thereof.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business which are unsecured and that are not overdue by more than 6 months unless being contested in good faith; (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured; (f) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured; (g) all Indebtedness of another Person that is guaranteed by that Person; (h) all Indebtedness of another Person that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) the Obligations. Indebtedness shall not include any investments held by the Borrower in the ordinary course of business that are consistent with the Borrower’s investment strategy and offering documents.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“Lender” shall have the meaning given such term in the preamble to this Agreement and shall include such Person’s successors and assigns.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Loan Documents” shall mean, collectively, this Agreement, the Note, and any and all Security Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” shall mean the Borrower.

“Loan” shall mean, collectively, any and all loans and advances which may be now or hereafter made by Lender to Borrower under this Agreement.

“Margin Regulations” shall mean Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect upon, or a material adverse change in, any of the (a) business, operations or results of operations, properties, prospects, or condition (financial or otherwise) of Borrower; (b) legality, validity, binding effect or enforceability of any Loan Document; or (c) ability of Borrower to perform its payment obligations under the Loan Documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Note” shall mean, collectively, any and all promissory notes which may be now or hereafter executed by Borrower in favor of Lender to evidence the Loan and any renewals, modifications or replacements thereof or therefor.

“Obligations” shall mean, collectively, all amounts now or hereafter owing to Lender by any Loan Party pursuant to the terms of or as a result of this Agreement, the Note, or any other Loan Document, including the unpaid principal balance of the Loan and all interest, fees, expenses and other charges relating thereto or accruing thereon (including all such interest, fees, expenses or other charges that accrue after the commencement of any case or proceeding in bankruptcy by or against any Loan Party, whether or not allowed in such case or proceeding), as well as any and all other indebtedness, liabilities and obligations of any Loan Party, whether direct or indirect, absolute or contingent, or liquidated or unliquidated, which may be now existing or may hereafter arise under or as a result of any of the Loan Documents, and any and all renewals, extensions, modifications or refinancings of any of the foregoing.

“Officer’s Certificate” shall mean a certificate signed in the name of Borrower by its president, chief executive officer or chief financial officer.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Lien” shall mean, with respect to any Loan Party, (a) Liens for taxes (including ad valorem taxes), assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Loan Party in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of such Loan Party in accordance with GAAP; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits or obligations or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and retum-of-money bonds and other similar obligations, provided that such Liens were not incurred in connection with the borrowing of money or the obtaining of advances; (d) zoning ordinances, easements, licenses, restrictions on the use of real property and minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of such Loan Party or the value of such property; (e) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of such Loan Party, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by such Loan Party; and (f) Liens created under the Security Documents.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust or other entity, or any government or any agency or political subdivision thereof.

“Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past seven (7) years on behalf of participants who are or were employed by any Loan Party or ERISA Affiliate.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax qualified under Section 401(a) of the Code.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws), or determination of any arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Security Agreements” shall mean any and all security agreements, pledge agreements, collateral assignments or similar agreements now or hereafter executed by any or all of the Loan Parties in favor of Lender with respect to any or all of the Collateral, and any modifications, restatements or replacements thereof or therefor.

“Security Documents” shall mean, collectively, , the Security Agreements, the Control Agreement between and among Borrower, Lender and UMB Bank N,.A. with respect to the Account and each other security, mortgage or other collateral document, whether now existing or hereafter executed and delivered by Borrower or any other Loan Party, guaranteeing or securing any or all of the Obligations.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

“Subordinated Indebtedness” shall mean, with respect to Borrower or any of its Subsidiaries, any and all Indebtedness of such Person which is subordinated in right of payment to all Obligations on written subordination terms and conditions which are satisfactory in all respects to Lender.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Code, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Georgia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

Section 7.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP; provided, however, that compliance with any and all financial covenants and calculations provided for herein, and in the definitions used in such covenants and calculations, shall be calculated, made and applied on a consolidated basis in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the preparation of the financial statements referred to in Section 5.01 hereof unless and until the parties hereto enter into a written amendment agreement with respect thereto.

Section 7.03. Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any pronoun used herein shall be deemed to cover all genders and all singular terms used herein shall include the plural and vice versa. Unless otherwise expressly indicated herein, all references herein to a period of time which runs “from” or “through” a particular date shall be deemed to include such date, and all references herein to a period of time which runs “to” or “until” a particular date shall be deemed to exclude such date. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise defined or specified herein, all terms used herein shall have the meanings, if any, given such terms in the UCC. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications hereunder or under any of the other Loan Documents shall be in electronic, telephonic (confirmed in writing) or written (including telecopier or similar writing) form and shall be given to the party to whom sent, addressed to it at its address set forth beneath its signature below. Each such notice, request or communication shall be effective (a) if given by telecopy, when such communication is transmitted to the telecopy number herein specified (any such notice, request or communication sent by telecopy shall be confirmed promptly thereafter by personal delivery or mailing in accordance with the other provisions of this Section, but such confirmation requirement shall not affect the date on which such telecopy shall be deemed to be effective for purposes hereof); (b) if given by mail, three (3) Business Days after such communication is deposited in the United States mail with first class postage prepaid, return receipt requested, addressed as aforesaid; (c) if sent for overnight delivery by a reputable national overnight delivery service, one (1) Business Day after such communication is entrusted to such service for overnight delivery and with recipient’s signature required, addressed as aforesaid; or (d) if given by any other means, when delivered at the address of the party to whom such notice is being delivered.

Section 8.02. No Waiver; Remedies Cumulative. No failure or delay on the part of Lender in exercising any right or remedy hereunder and no course of dealing between any Loan Party and Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Lender would otherwise have. No notice to or demand on any Loan Party not required hereunder or under any other Loan Document in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

Section 8.03. Payment of Expenses; Indemnity.

(a)        Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with its negotiation, structuring, documenting, closing, administration or modification of, or in connection with the preservation of Lender’s rights under, enforcement of, or any refinancing, renegotiation, restructuring or termination of, this Agreement or any other Loan Document or any instruments referred to therein or any amendment, waiver or consent relating thereto, including the reasonable fees and disbursements of counsel for Lender; and (ii) pay and hold Lender harmless from and against any and all present and future stamp, documentary, property, ad valorem or other similar non-income taxes with respect to this Agreement, the Note or any other Loan Documents, any Collateral described therein, or any payments due thereunder, and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(b)        In addition to the other amounts payable by Borrower under this Agreement (including subsection (a) above), Borrower hereby agrees to pay and indemnify Lender from and against all claims, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) which Lender may (other than as a result of the gross negligence or willful misconduct of such Person) incur or be subjected to as a consequence, directly or indirectly, to the extent of (i) any actual use of any proceeds of the Loan; (ii) any breach by any Loan Party of any representation, warranty, covenant or condition in, or the occurrence of any other default under, this Agreement or any of the other Loan Documents, including all reasonable attorneys’ fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default; (iii) allegations of participation or interference by Lender in the management, contractual relations or other affairs of any Loan Party; (iv) Lender’s holding any Lien on or administering any of the Collateral; (v) allegations that Lender has joint liability with any Loan Party to any third party for any reason; or (vi) any suit, investigation or proceeding as to which Lender is involved as a consequence, directly or indirectly, of its execution of this Agreement or any of the other Loan Documents, the making of any Loan, the holding of any Lien on any of the Collateral or any other event or transaction contemplated by this Agreement or any of the Loan Documents.

Section 8.04. Successors and Assigns; Sale of Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that Borrower may not assign or transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Lender. Lender may sell, assign or grant participations in all or any part of Lender’s rights, titles or interests hereunder and under the other Loan Documents without the prior written consent of Borrower or any other Loan Party.

Section 8.05. Amendments; Waivers. No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by any party hereto, or any other Loan Party therefrom, shall in any event be enforceable against any party to this Agreement unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 8.06. Time of Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

Section 8.07. Governing Law. This Agreement is intended to be performed in the State of Georgia, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Georgia without regard to the conflicts of law principles thereof.

Section 8.08. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.09. Effectiveness; Survival.

(a)        This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and Lender shall have received the same.

(b)         All representations and warranties made herein, and in the certificates, reports, notices and other documents delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement, the other Loan Documents, and such other agreements and documents, the making of the Loan hereunder and the execution and delivery of the Note.

Section 8.10. Severability. In case any provision in or Obligation under this Agreement or any of the other Loan Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or Obligations, or of such provision or Obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.11. Independence of Covenants. All covenants in this Agreement or any other Loan Document shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant in this Agreement or any other Loan Document shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 8.12. Headings Descriptive. The headings of the several sections and subsections of this Agreement or any other Loan Document are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement or such other Loan Document.

Section 8.13. Termination of Agreement. Subject to the provisions of Section 8.18, at such time as (a) Lender is no longer obligated under this Agreement (whether by the terms hereof or as a result of a release of such obligations by Borrower) to make any further advances under the Loan; (b) all Obligations have been paid and satisfied in full (other than contingent indemnity obligations not yet due and payable); and (c) Borrower notifies Lender in writing that Borrower desires to terminate this Agreement, this Agreement shall terminate; provided, however, that any and all indemnity obligations of any Loan Party to Lender arising hereunder or under any of the other Loan Documents shall survive the termination of this Agreement. Upon termination of this Agreement, the Lender shall promptly take all steps necessary to release the security interest on the Pledge Account and terminate the Control Agreement.

Section 8.14. Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the Loan Parties and Lender with respect to the Loan, the other Obligations and the Collateral and supersede all prior agreements, representations and understandings related to such subject matters.

Section 8.15. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

Section 8.16. Demand Obligations. Nothing in this Agreement or any other Loan Document shall affect, modify or impair the demand nature of any of the Obligations which are expressly made payable on demand by this Agreement, the Note or by any separate instrument evidencing the same and the occurrence of an Event of Default shall not be a prerequisite for Lender’s exercising its right to demand payment of such Obligations.

Section 8.17. USA PATRIOT Act Notice. Lender hereby notifies each of the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 8.18. Reinstatement. This Agreement and each other Loan Document shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any such payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.19. Relationship of Parties. Nothing contained in this Agreement or the other Loan Documents shall establish any fiduciary, partnership, joint venture or similar relationship between or among Lender, on the one hand, and Borrower or any other Loan Party, on the other hand.

Section 8.20. Arbitration and Waiver of Jury Trial.

(A)       THIS SECTION CONCERNS THE RESOLUTION OF ANY CONTROVERSIES OR CLAIMS BETWEEN THE PARTIES, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE, INCLUDING BUT NOT LIMITED TO CONTROVERSIES OR CLAIMS THAT ARISE OUT OF OR RELATE TO: (I) THIS AGREEMENT (INCLUDING ANY RENEWALS, REFINANCINGS, EXTENSIONS, RESTATEMENTS OR OTHER MODIFICATIONS THEREOF); (II) ANY DOCUMENT RELATED TO THIS AGREEMENT (COLLECTIVELY, A “CLAIM”). FOR THE PURPOSES OF THIS ARBITRATION PROVISION ONLY, THE TERM “PARTIES” SHALL INCLUDE ANY PARENT CORPORATION, SUBSIDIARY OR AFFILIATE OF LENDER INVOLVED IN THE SERVICING, MANAGEMENT OR ADMINISTRATION OF ANY OBLIGATION DESCRIBED OR EVIDENCED BY THIS AGREEMENT.

(B)        AT THE REQUEST OF ANY PARTY TO THIS AGREEMENT, ANY CLAIM SHALL BE RESOLVED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (TITLE 9, U.S. CODE) (THE “ACT”). THE ACT WILL APPLY EVEN THOUGH THIS AGREEMENT PROVIDES THAT IT IS GOVERNED BY THE LAW OF A SPECIFIED STATE.

(C)       ARBITRATION PROCEEDINGS WILL BE DETERMINED IN ACCORDANCE WITH THE ACT, THE APPLICABLE RULES AND PROCEDURES FOR THE ARBITRATION OF DISPUTES OF JAMS OR ANY SUCCESSOR THEREOF (“JAMS”), AND THE TERMS OF THIS SECTION. IN THE EVENT OF ANY INCONSISTENCY, THE TERMS OF THIS SECTION SHALL CONTROL.

(D)       THE ARBITRATION SHALL BE ADMINISTERED BY JAMS AND CONDUCTED, UNLESS OTHERWISE REQUIRED BY LAW, IN ANY U.S. STATE WHERE ANY REAL OR TANGIBLE PERSONAL PROPERTY COLLATERAL FOR THE LOAN OR OTHER CREDIT TRANSACTION RELATED TO THIS AGREEMENT IS LOCATED OR IF THERE IS NO SUCH COLLATERAL, IN THE STATE SPECIFIED IN THE GOVERNING LAW SECTION OF THIS AGREEMENT. ALL CLAIMS SHALL BE DETERMINED BY ONE ARBITRATOR; PROVIDED, HOWEVER, IF THE CLAIMS EXCEED $5,000,000 IN THE AGGREGATE, THEN UPON THE REQUEST OF ANY PARTY, THE CLAIMS SHALL BE DECIDED BY THREE ARBITRATORS. ALL ARBITRATION HEARINGS SHALL COMMENCE WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION AND CLOSE WITHIN 90 DAYS OF SUCH COMMENCEMENT AND THE AWARD OF THE ARBITRATOR(S) SHALL BE ISSUED WITHIN 30 DAYS OF THE CLOSE OF THE HEARING; PROVIDED, HOWEVER. THAT THE ARBITRATOR(S), UPON A SHOWING OF GOOD CAUSE, MAY EXTEND THE COMMENCEMENT OF THE HEARING FOR UP TO AN ADDITIONAL 60 DAYS. THE ARBITRATOR(S) SHALL PROVIDE A CONCISE WRITTEN STATEMENT OF REASONS FOR THE AWARD. THE ARBITRATION AWARD MAY BE SUBMITTED TO ANY COURT HAVING JURISDICTION TO BE CONFIRMED AND ENFORCED.

(E)         THE ARBITRATOR(S) WILL HAVE THE AUTHORITY TO DECIDE WHETHER ANY CLAIM IS BARRED BY THE STATUTE OF LIMITATIONS AND, IF SO, TO DISMISS THE ARBITRATION ON THAT BASIS. FOR PURPOSES OF THE APPLICATION OF THE STATUTE OF LIMITATIONS, THE SERVICE ON JAMS UNDER APPLICABLE JAMS RULES OF A NOTICE OF CLAIM IS THE EQUIVALENT OF THE FILING OF A LAWSUIT. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR(S). THE ARBITRATOR(S) SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

(F)        THIS SECTION DOES NOT LIMIT THE RIGHT OF ANY PARTY TO: (I) EXERCISE SELF-HELP REMEDIES, SUCH AS BUT NOT LIMITED TO, SETOFF; (II) INITIATE JUDICIAL OR NON-JUDICIAL FORECLOSURE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL; (III) EXERCISE ANY JUDICIAL OR POWER OF SALE RIGHTS; OR (IV) ACT IN A COURT OF LAW TO OBTAIN AN INTERIM REMEDY, SUCH AS BUT NOT LIMITED TO, INJUNCTIVE RELIEF, WRIT OF POSSESSION OR APPOINTMENT OF A RECEIVER, OR ADDITIONAL OR SUPPLEMENTARY REMEDIES.

(G)       THE FILING OF A COURT ACTION IS NOT INTENDED TO CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE SUING PARTY, THEREAFTER TO REQUIRE SUBMITTAL OF THE CLAIM TO ARBITRATION.

(H)        BY AGREEING TO BINDING ARBITRATION IN THIS SECTION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM. FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THEIR AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN OR OTHER CREDIT TRANSACTIONS RELATED TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on their behalf and Borrower has caused its corporate seal to be hereunto affixed, all as of the date first above stated.

BORROWER:

WILDERMUTH FUND, a
Delaware statutory trust
By:	(SEAL)
Daniel Wildermuth, President

Address for Notices:	818 AlA Highway,
Suite 301
Ponte Vedra Beach, FL 32082

(Signatures continued on next page)

(Signatures continued from preceding page)

LENDER:
renasant bank
By:
Chris Braun, Senior Vice President

Address for Notices:

11655 Medlock Bridge Road
Johns Creek, Georgia 30097